Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717
Phone: 631.231.4600
www.medical-action.com

CONTACT:	John Sheffield – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

Medical Action Announces Appointment of

John Sheffield as Chief Financial Officer

BRENTWOOD, NY, March 15, 2012 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and disposable surgical products today announced the appointment of John Sheffield as Chief Financial Officer and Corporate Secretary effective March 19, 2012. In his role, Mr. Sheffield will join the executive team responsible for strategy, planning and operations, and will oversee the company’s finance, accounting and investor relation functions.

Mr. Sheffield brings 20 years of financial, accounting and strategic transaction experience to Medical Action. He joins us from Bank of America Merrill Lynch where he was a senior investment banker providing strategic and financial advice primarily to middle market companies. In addition to Bank of America Merrill Lynch, Mr. Sheffield has worked with other premier investment banks providing advice on mergers and acquisitions as well as debt and equity financings. He has represented companies across several industries, with a particular focus on healthcare. Previously, Mr. Sheffield was Vice President of Corporate Development for ReAble Therapeutics (now

known as DJO Inc.), a portfolio company of The Blackstone Group and global manufacturer of orthopedic medical devices and services. He began his career as a Certified Public Accountant (CPA) with a predecessor of PricewaterhouseCoopers.

“We are extremely excited to have John join our organization. Given John’s vast financial and strategic transaction experience, I am confident that his leadership will contribute significantly in the creation of an innovative platform to leverage our business and to take Medical Action to the next level as a dominant player in our industry,” stated Paul D. Meringolo, President and CEO of Medical Action Industries Inc.

“Medical Action is a leader in its field and has assembled an excellent senior management team to lead its continued growth,” said Sheffield. “I am honored to join Medical Action and its deep bench of talent on the finance team.” Reporting to the CFO will be Brian Baker, Corporate Controller also responsible for SEC reporting; Vincent Colletti, Director of Internal Audit; and Victor Bacchioni, Operations Controller.

About Medical Action Industries Inc. - Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

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